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                                                                  EXHIBIT 10.3.2

                            MEMORANDUM OF AGREEMENT

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
TO:        Bob Shapiro
FROM:      Nick Arvanitidis
RE:        Separation and Consulting Agreement
DATE:      April 3, 1995
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    As we have discussed today, I have prepared this memorandum to summarize the following essential terms we have agreed upon as of April 3, 1995 regarding my desire to resign as Chief Executive Officer of Liposome Technology Inc. and my commitment to assist the Company during a transition period:

    1.  RESIGNATION  AND INTERIM DUTIES.  I will resign effective the earlier of
        (a) June 30, 1995; or (b) the date when my successor is hired (the "Interim Period"). During the Interim Period, my duties shall primarily focus upon finance activities, finding a successor as CEO, and working with the management team to achieve an orderly transition.

    2. SALARY CONTINUATION AND CONSULTING. My base salary will continue at the rate of $250,000 per year until December 31, 1995. I will make myself available for consulting after my resignation at mutually agreed times for up to 120 hours until December 31, 1995 (the "Consulting Period"). In the event that I am not available for that amount of consulting, my consulting fees shall be reduced on a pro rata basis; provided that there shall be no such reduction if I make myself available for all consulting reasonably requested by the Company (e.g., if the Company only requests 100 hours of consulting and I provide such services, then I shall receive the full consulting fee). The Company will reimburse all documented and reasonable expenses incurred in connection with performing the requested consulting services. Details as to the manner and scope of the consulting services will be mutually agreed upon with the new CEO.

    3. SEVERANCE PAYMENTS. Upon my resignation, the Company shall make available a total severance amount of $671,245, which shall be paid to me in a manner to be determined solely in my discretion, within seven
        (7) business days of the Company's receipt of written payment instructions from me.

    4.  ADMINISTRATIVE ALLOWANCE.   During  the Consulting  Period, the  Company
        will provide me $4,000 per month, up to a maximum total amount of $25,000 for administrative support.

    5. STOCK OPTIONS. The vesting on all of my unvested stock options will be accelerated to vest upon the resignation date. The exercise period on all of my stock options will be extended for five years after the resignation date.

    6. AUTOMOBILE. I will be permitted to retain my Company car at no charge. The Company will continue to pay for maintenance and insurance until December 31, 1995. The Company will transfer legal title to the automobile to me at no charge on January 1, 1996.

    7. OTHER BENEFITS. For a period of 18 months after the resignation date, the Company shall pay my health insurance premiums and I will elect continued coverage under the Company's group health plan pursuant to the COBRA law. The Company will pay for my life insurance and disability insurance through July 1, 1996. The Company will make its ordinary contribution to my 401(k) plan through the resignation date.

    8.  NONDISPARAGEMENT.  We will agree to a mutual nondisparagement provision.

    9. PUBLIC STATEMENTS. Mutually agreed press release, announcement within the Company, and statements to the media.

    10. RELEASES. I will release the Company from all claims, known and unknown, as of the effective date of the agreement. The Company will release me from all known claims as of the effective date of the agreement. The Company will indemnify me in accordance with the certificate of incorporation and the bylaws of the corporation.

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    11.  ARBITRATION.    All  disputes  regarding  enforcement,  interpretation,
         breach, or performance of this agreement shall be resolved by Judicial Arbitration and Mediation Services/Endispute, Inc., with attorneys fees awarded to the prevailing party.

    12. LEGAL FEES. The Company shall pay my reasonable legal fees and costs in connection with my separation and the preparation of the agreement.

    13. ACCRUED COMPENSATION. Upon resignation, the Company will pay all my accrued salary, bonus, vacation, and sabbatical.

    14. DETAILED AGREEMENT. A more detailed agreement will be prepared as soon as possible to embody the terms set forth in this memorandum. However, this memorandum constitutes the agreement of the parties with respect to the subject matter hereof.

Agreed by:

LIPOSOME TECHNOLOGY INC.

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
        By: /s/Robert G. Faris                   By: /s/Nick Arvanitidis
            Robert G. Faris                         Nick Arvanitidis
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